Exhibit 10.1

May 12, 2014

Dear Peter,

Thank you for your contributions over the last 4 months in the capacity of Interim Chief Accounting Officer. Outerwall is pleased to offer you the ongoing position of Chief Accounting Officer with the company effective May 18, 2014. You will retain the title, authority and responsibilities of Chief Accounting Officer reporting directly to the Chief Financial Officer. This letter will serve to confirm our understanding of your acceptance of this position.

Salary

Effective May 18, 2014, your compensation will be based on an annualized salary of $210,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year).

Incentive Plans:

You are eligible to continue to participate in Outerwall’s incentive plans. Effective May 18, 2014 your target bonus opportunity will be 30% of your base compensation. You will continue to participate in the bonus plan for shared service employees and/or similar plan in 2014.

Your 2015 Long-Term Incentive Plan (LTIP) will be targeted at $100,000. The final amount of the award will be determined in conjunction with our annual review process and may vary based on performance. This award is administered by the Outerwall Compensation Committee and will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements. This equity award will be processed with the annual equity grants of other employees in February, 2015.

Benefits

You will continue to be eligible for your current Outerwall benefits.

Peter, if you agree with and accept the terms of this assignment, please sign and return one copy of this letter to me by May 13, 2014. Congratulations, I look forward to working together.

Sincerely,	Accepted by:

/s/ Galen C. Smith	/s/ Peter Osvaldik	Date 5/13/14
Galen C. Smith	Peter Osvaldik
Chief Financial Officer